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                        CONSENT OF INDEPENDENT AUDITORS

                  We consent to the incorporation by reference in the Registration Statement (Form S-3, No. 33-45865) and the Post-effective Amendment No. 2 to the Registration Statement (Form S-3, No. 33-58066), each pertaining to the issuance of debentures, the Post-effective Amendment No. 1 to the Registration Statement (Form S-3, No. 33-58120), pertaining to the issuance of common stock, the Post-effective Amendment No. 2 to the Registration Statement (Form S-8, No. 33-10715), Post effective Amendment No. 1 to the Registration Statements (Form S-8, Nos. 33-30995 and 33-45194), each pertaining to stock option plans of Witco Corporation, the Registration Statement (Form S-8, No. 33-48806), pertaining to an employee benefit plan of Witco Corporation, and the Registration Statement (Form S-8, No. 33-60755), pertaining to the 1995 stock option plan for employees of Witco Corporation of our report dated August 27, 1993 with respect to the combined statements of income and cash flows of the Worldwide Silicone Business of Union Carbide Corporation (Predecessor Company) for the six-month period ended June 30, 1993 and the year ended December 31, 1992, and the related financial schedule II, which report appears in the 1994 Annual Report on Form 10-K of OSi Specialties Holding Company and is incorporated by reference in the Form 8-K/A dated December 20, 1995.

                  As discussed in our report, in 1992 the predecessor Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", and SFAS No. 109, "Accounting for Income Taxes".



Stamford, Connecticut                                KPMG PEAT MARWICK LLP
December 20, 1995


                                             Page 12 of 12
                                       Exhibit Index is on page 10



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